Consent of Independent Auditors


The Plan Administrator and Trustee
Linens 'n Things, Inc.
Linens 'n Things, Inc. 401(k) Plan:


We consent to incorporation by reference in the Registration Statements Numbers 333-26819, 333-26827 and 333-55803 on Form S-8 of our report dated August 31,
1998 relating to the statement of net assets available for Plan benefits of the Linens 'n Things, Inc. 401(k) Plan as of December 31, 1997 and the related statement of changes in net assets available for Plan benefits for the year then ended, which report appears in the December 31, 1997 Annual Report of the Linens 'n Things, Inc. 401(k) Plan on Form 11-K.


KPMG LLP
New York, New York
February 5, 1999